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                                                                    Exhibit 23.6


               Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Intermedia Communications Inc. for the registration of 8,000,000 Depositary Shares each representing a one-hundredth interest in a share of 7% Series F Junior Convertible Preferred Stock, 80,000 shares of 7% Series F Junior Convertible Preferred Stock, 4,753,417 shares of Common Stock issuable upon conversion of the Depositary Shares and/or the 7% Series F Junior Convertible Preferred Stock, 93,602 shares of Common Stock and Common Stock issuable as dividends on the 7% Series F Junior Convertible Preferred Stock, of our report, which contains an explanatory paragraph relating to the changing of the method of accounting for Shared Technologies Fairchild Inc.'s investment in one of its subsidiaries, dated March 1, 1996, except for Note 1, as to which the date is March 13, 1996, on our audits of the consolidated statements of operations, stockholders' equity and cash flows of Shared Technologies Fairchild Inc. for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".



                                      /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey
October 29, 1998